UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Amicus Therapeutics, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 1, 2018

Dear Stockholder:

As you are aware, the 2018 Annual Meeting of Stockholders will be held at 9:00 a.m. EDT on Thursday, June 7, 2018, at the offices of Amicus Therapeutics, Inc., located at 1 Cedar Brook Drive, Cranbury, New Jersey 08512. We are writing with respect to one of the proposals to be voted on at our Annual Meeting. Your vote is extremely important, no matter how many shares you hold.

As set forth in “Proposal 2 — Approve the Amendment to our Restated Certificate of Incorporation”, which is outlined in detail on page 51 of our proxy statement, our Board is requesting stockholder approval of a Certificate of Amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of our common stock by 250,000,000 shares from 260,000,000 shares to 510,000,000 shares. It has come to our attention that corrections regarding the characterization of Proposal 2 as a “routine” matter and how votes for Proposal 2 will be voted are necessary in order to correct misinterpretations.

Characterization of Proposal 2 as a “Routine” Matter

We have been advised by the New York Stock Exchange that it considers Proposal 2 to be a routine matter. Accordingly, with regard to shares of our common stock held in “street name” by a broker, unless specific voting instructions as to Proposal 2 are provided to the broker, the broker may, and generally will, vote such shares in accordance with the broker’s internal procedures. For this reason, unless you specify to your broker your voting instructions as to Proposal 2, shares you hold through a broker could be voted “FOR,” “AGAINST” or “ABSTAIN”, pursuant to your broker’s procedures. You can avoid having your broker vote your shares in accordance with their procedures by providing your broker with your specific voting instructions.

Vote Required for Proposal 2 and How Votes are Counted

The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting, and entitled to vote on such matter is required to approve the amendment to our Restated Certificate of Incorporation. Abstentions will have the effect of a vote against this proposal. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. Our Board has approved the amendment to our Restated Certificate of Incorporation and believes it is in the best interest of the stockholders to approve it.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THIS PROPOSAL.

These disclosures should be read in conjunction with the proxy statement, which should be read in its entirety. To the extent that information herein differs from or updates information contained in the proxy statement, the information contained herein supersedes the information contained in the proxy statement. Capitalized terms used but not defined herein have the meanings set forth in the proxy statement.

If you have already voted and do not wish to change your vote, you do not need to do anything. If you have not voted, we ask that you complete, sign, date and mail promptly the proxy card provided to you in the return envelope provided, or use telephone or internet voting, to ensure that your shares are represented and voted at the meeting. Any stockholder who executes and delivers a proxy has the right to revoke it at any time before it is exercised. In the event that you have already submitted a proxy card and wish to change your vote on Proposal 2 or any other proposal, revocation may be made prior to the Annual Meeting by (i) notifying the Company’s Secretary in writing that you have revoked your proxy, (ii) submitting a duly executed proxy card bearing a later date, or (iii) revoking the proxy personally at the Annual Meeting prior to the voting of the proxy. If your shares are held in street name, you should follow the instructions of your broker, bank or nominee regarding the revocations of proxies. If you would like to vote your shares over the telephone, please call our toll-free number 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from outside the United States. If you would like to vote your shares via the internet, please visit www.voteproxy.com. If voting by telephone or internet, your vote must be received by 11:59 p.m. Eastern Daylight Time on June 6, 2018 to be counted. Your vote is extremely important, so please act at your earliest convenience.

We look forward to seeing you on June 7, 2018.

Sincerely,

Ellen Rosenberg
General Counsel and Corporate Secretary